Exhibit 99.1

Allegiant Travel Company Reports First Quarter 2007 Financial Results

Las Vegas, Nev., May 1 /PRNewswire/ — Allegiant Travel Company (NASDAQ: ALGT), parent company of Allegiant Air and Allegiant Vacations, today reported the following first quarter 2007 results, and comparisons to prior year equivalents:

Unaudited	1Q07	1Q06	Change
Total operating revenues (millions)	$84.3	$59.6	41.4%
Operating income (millions)	$14.3	$7.4	92.8%
Operating margin	17.0%	12.4%	4.6	pp

Net income (millions)	$9.7	$6.8	42.6%
Diluted earnings per share	$0.48	$0.41	17.1%

Scheduled Service:
Ancillary revenue per passenger	$18.98	$12.47	52.2%
Total revenue per ASM (cents)	9.13	7.96	14.7%

Total System*:
Operating expense per ASM (cents)	7.51	7.09	5.9%
Operating expense per ASM, excluding fuel (cents)	4.17	3.78	10.3%

*Total system includes scheduled service, fixed fee contract and non-revenue flying.

“We are pleased to kick off 2007 with a strong set of first quarter results,” said Maurice J. Gallagher, Chairman, CEO and President of Allegiant Travel Company. “Demand for our unique leisure product continues to be impressive. Despite a 49% increase in departures and a 28% ASM growth, load factor was up year-over-year. Further, total scheduled fare per passenger (including ancillary) was down only 1% despite a nearly 14% decrease in scheduled stage length. Our strong results — a 93% increase in our operating margin — are once again a tribute to our dedicated team-members. On the cost side, significantly shorter system stage length (down 11%) and exceptionally low prior-year maintenance costs contributed to a 10% year-over-year increase in non-fuel CASM.”

Gallagher continued, “Our 17% first quarter operating margin was excellent even for what is historically our best quarter of the year. Both Las Vegas and Orlando were significantly stronger year-over-year, but the improvement in Orlando was striking, with Orlando’s operating margin noticeably outpacing Las Vegas. Our new ‘world class destination’ of Tampa Bay/St. Petersburg was also strongly profitable. Looking at the second quarter, revenue strength is very encouraging to date. Last but not least, we continued to build our balance sheet, which maintained its status as one of the best in the industry. March 31, 2007 cash and short-term investments were a substantial $175 million.”

Linda Marvin, Allegiant Travel Company CFO, stated, “Due to a non-recurring tax provision adjustment, our effective tax rate for the first quarter was 40.2%, significantly above our fourth quarter tax provision rate of 35.6%. The first quarter income tax provision reflects a one percentage point increase in federal income tax rate due to increased profitability as well as an increase in the state portion of our tax provision based upon changes in the geographic mix of our flying. The higher tax rate applies to first quarter earnings as well as our previously existing deferred tax balances resulting in a non-recurring income tax adjustment of $0.4 million or $0.02 per share. Excluding the non-recurring income tax adjustment, our tax provision rate for the first quarter was 37.9% which we expect to be the approximate rate for the balance of 2007.”

During the first quarter, Allegiant Air initiated service to three new small cities and on nine new routes. Allegiant Air also purchased, for cash, two MD-80 aircraft that were previously leased.

The current status of Allegiant Air’s fuel hedging program is summarized below:

	2Q07	3Q07	4Q07	1Q08
Expected scheduled service jet fuel consumption hedged	38%	20%	4%	N/M
All-in cost per gallon of hedged jet fuel*	$2.14	$2.20	$2.39	N/M

* includes approximately $0.24 per gallon in expenses above the raw cost of jet fuel

We may yet enter into further fuel hedge transactions for June 2007 fuel consumption.

The following tables summarize year-over-year and recent changes in Allegiant Air’s scheduled network and fleet:

Network Summary*	April 30, 2007	March 31, 2007	March 31, 2006
“World-class leisure destinations”	3	3	2
Small cities served	46	46	33
Total cities served	49	49	35

Routes to Las Vegas	36	36	29
Routes to Orlando	21	22	14
Routes to Tampa Bay/St. Petersburg	12	12	0
Other routes	1	1	0
Total routes	70	71	43

* includes cities served seasonally

MD-80 Aircraft in Service	April 30, 2007	March 31, 2007	March 31, 2006
Owned (including capital leases)	24	24	13
Leased	2	2	8
Total	26	26	21

We expect to place one additional owned, unencumbered MD-87 into service around June 1, increasing our operating fleet to 27 aircraft. We have also signed two letters of intent for a total of three aircraft (of which two would be operating-leased with a purchase option and one would be purchased for cash) for delivery this summer to support planned fourth quarter growth. This would increase our operating fleet to 30 aircraft before year end, consistent with our prior guidance of at least 29.

Announced future service includes ten new routes and six new small cities to be initiated by the end of the second quarter of 2007. We expect to make further new city and route announcements in the near future.

At this time, Allegiant Travel Company provides the following guidance to investors:

•                  We expect second quarter Allegiant Air year-over-year ASM growth of 25-27% and departure growth of 39-41%. We expect full-year ASM growth of at least 27% and departure growth of at least 37%.

•                  By the end of the year, Allegiant Air expects to operate at least 30 MD-80 aircraft. There currently appear to be sufficient high-quality MD-80 aircraft available on the market to support Allegiant Air growth.

Allegiant Travel Company will host a conference call with analysts at 1 pm EDT tomorrow, May 2, 2007, to discuss our first quarter financial results. A live broadcast of the conference call will be available via the Company’s Investor Relations website homepage at http://ir.allegiantair.com. The webcast will also be archived in the “Events & Presentations” section of the website.

About the Company

Las Vegas-based Allegiant Travel Company (NASDAQ: ALGT), is focused on linking travelers in small cities to world-class leisure destinations such as Las Vegas, Nev., Orlando, Fla. and Tampa/St. Petersburg, Fla.  Through its subsidiary, Allegiant Air, LLC the Company operates a low-cost, high-efficiency, all-jet passenger airline offering air travel both on a stand-alone basis and bundled with hotel rooms, rental cars and other travel related services.  ALGT/G

Media Inquiries: Tyri Squyres +1-702-851-7370

mediarelations@allegiantair.com

Investor Inquiries: Robert Ashcroft +1-702-430-3275

ir@allegiantair.com

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include our statements regarding future revenues, future earnings per share, ASM growth, departure growth, fleet growth and expected fuel consumption and expense, as well as information concerning future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements generally may be found in our periodic reports and registration statements filed with the Securities and Exchange Commission at www.sec.gov. These risk factors include, without limitation, increases in fuel prices, terrorist attacks, risks inherent to airlines, demand for air services to Las Vegas, Orlando and Tampa/St. Petersburg from the markets served by us, our ability to implement our growth strategy, our fixed obligations, our dependence on the Las Vegas, Orlando and Tampa/St. Petersburg markets, our ability to add, renew or replace gate leases, our competitive environment, problems with our aircraft, dependence on fixed fee customers, economic and other conditions in markets in which we operate, governmental regulation, increases in maintenance costs and insurance premiums and cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Detailed financial information follows:

Allegiant Travel Company

Consolidated Statements of Income

Quarters Ended March 31, 2007 and 2006

(in thousands, except for per share amounts)

(Unaudited)

	Three months ended March 31,		Percent
	2007	2006	change
OPERATING REVENUE:
Scheduled service revenues	$58,231	$42,693	36.4
Fixed fee contract revenues	13,348	11,286	18.3
Ancillary revenues	12,770	5,655	125.8
Total operating revenue	84,349	59,634	41.4

OPERATING EXPENSES:
Aircraft fuel	31,179	24,367	28.0
Salary and benefits	11,324	7,653	48.0
Station operations	8,635	6,180	39.7
Maintenance and repairs	6,527	3,701	76.4
Sales and marketing	3,032	2,429	24.8
Aircraft lease rentals	651	1,629	(60.0)
Depreciation and amortization	3,660	2,226	64.4
Other	5,040	4,030	25.1
Total operating expense	70,048	52,215	34.2

OPERATING INCOME	14,301	7,419	92.8
As a percent of total operating revenue	17.0%	12.4%

OTHER (INCOME) EXPENSE:
Gain on fuel derivatives, net	(1,524)	(268)	468.7
Earnings from joint venture	(67)	—	N/M
Other expense	63	—	N/M
Interest income	(1,884)	(552)	241.3
Interest expense	1,408	1,405	0.2
Total other (income) expense	(2,004)	585	N/M

INCOME BEFORE INCOME TAXES	16,305	6,834	138.6
As a percent of total operating revenue	19.3%	11.5%

PROVISION FOR INCOME TAXES	6,558	1	N/M

NET INCOME	$9,747	$6,833	42.6
As a percent of total operating revenue	11.6%	11.5%

Earnings per Share
Basic	$0.49	$1.06	(53.8)
Diluted	$0.48	$0.41	17.1

Weighted Average Shares Outstanding
Basic	19,796	6,433	207.7
Diluted	20,290	16,698	21.5

Unaudited pro forma data (reflecting change in tax status)(1)
Income before income taxes	$16,305	$6,834	138.6
Pro-forma provision for income taxes	6,558	2,500	162.3
Pro-forma net income	$9,747	$4,334	124.9
Unaudited net income per share data (reflecting change in tax status)
Basic pro-forma net income per share	$0.49	$0.67	(26.9)
Diluted pro-forma net income per share	$0.48	$0.26	84.6

(1) Prior to its December 2006 initial public offering the Company was organized as a limited liability company (LLC) and as such was generally not subject to income taxes, except in certain state and local jurisdictions. The pro-forma tax provision reflects income taxes as if the company were organized as a corporation effective January 1, 2006.

Allegiant Travel Company

Operating Statistics

Quarters Ended March 31, 2007 and 2006

(Unaudited)

	Three months ended March 31,		Percent
	2007	2006	change*
OPERATING STATISTICS
Total system statistics
Passengers	753,239	521,324	44.5
Revenue passenger miles (RPMs) (thousands)	749,237	583,525	28.4
Available seat miles (ASMs) (thousands)	932,530	736,628	26.6
Load factor	80.3%	79.2%	1.1
Operating revenue per ASM (cents)	9.05	8.10	11.7
Operating expense per ASM (cents)	7.51	7.09	5.9
Operating expense per ASM, excluding fuel (cents)	4.17	3.78	10.3
Departures	6,767	4,740	42.8
Block hours	16,560	12,863	28.7
Average stage length (miles)	930	1,048	(11.3)
Avg number of operating aircraft during period	25.9	19.3	34.2
Total aircraft in service end of period	26	21	23.8
Full-time equivalent employees at end of period	915	677	35.2
Fuel gallons consumed (thousands)	15,848	12,282	29.0
Average fuel cost per gallon	$1.97	$1.98	(0.5)

Scheduled service statistics
Passengers	672,840	453,479	48.4
Revenue passenger miles (RPMs) (thousands)	641,479	496,073	29.3
Available seat miles (ASMs) (thousands)	777,141	607,552	27.9
Load factor	82.5%	81.7%	0.8
Departures	5,674	3,814	48.8
Block hours	13,847	10,583	30.8
Yield (cents)	9.08	8.61	5.5
Scheduled service revenue per ASM (cents)	7.49	7.03	6.5
Ancillary revenue per ASM (cents)	1.64	0.93	76.3
Total revenue per ASM (cents)	9.13	7.96	14.7
Average fare - scheduled service	$86.55	$94.15	(8.1)
Average fare - ancillary	18.98	12.47	52.2
Average fare - total	$105.53	$106.62	(1.0)
Average stage length (miles)	926	1,075	(13.9)
Percent of sales through website during period	87.6%	84.7%	2.9

* except load factor and percent of sales through website, which is percentage point change

Allegiant Travel Company

Non-GAAP Presentations

Quarters Ended March 31, 2007 and 2006

(in thousands, except per share and per ASM amounts)

(Unaudited)

Derivation of adjusted net income (excluding non-cash mark-to-market gain on fuel derivatives) from net income:

	Three months ended March 31,		Percent
(in thousands, except per share amounts)	2007	2006	change
Net income	$9,747	$6,833	42.6
Mark-to-market non-cash gain on fuel derivatives	(3,117)	(214)	1,356.5
Tax impact of mark-to-market non-cash gain on fuel derivatives	1,181	—	N/M

Net of mark-to-market non-cash gain on fuel derivatives:
Adjusted net income	$7,811	$6,619	18.0
Adjusted earnings per share:
Basic	$0.39	$1.03	(62.1)
Diluted	$0.38	$0.40	(5.0)

Derivation of operating cost per ASM, excluding fuel, from total operating expense per ASM:

	Three months ended March 31,		Percent
(in cents)	2007	2006	change
Total operating expense per ASM	7.51	7.09	5.9
Fuel cost per ASM	3.34	3.31	0.9
Operating cost per ASM, excluding fuel	4.17	3.78	10.3

Derivation of operating cost per ASM including cash gain/loss on fuel derivatives from total operating expense per ASM:

	Three months ended March 31,		Percent
(in cents)	2007	2006	change
Total operating expense per ASM	7.51	7.09	5.9
Cash loss on fuel derivatives per ASM	0.17	0.05	240.0
Operating cost per ASM including cash loss on fuel derivatives	7.68	7.14	7.6

Split into cash-settled portion and mark-to-market non-cash portion of gain on fuel derivatives, net:

	Three months ended March 31,		Percent
(in thousands)	2007	2006	change
Mark-to-market non-cash gain on fuel derivatives	$(3,117)	$(214)	1,356.5
Cash loss/(gain) on fuel derivatives	1,593	(54)	N/M
Gain on fuel derivatives, net	$(1,524)	$(268)	468.7

Note: the Company believes the non-GAAP measures above assist investors in understanding the underlying economic performance of the Company as follows:

•                  The Company believes that operating expenses per available seat mile, excluding the cost of fuel, assists investors in understanding the impact of fuel expense on the Company’s operations and the Company’s performance with respect to expenses other than fuel.

•                  The Company does not qualify for fuel hedge accounting treatment under FAS 133. Management regards the adjusted net income measure shown above as representative of the net income the Company would have shown if it did qualify for fuel hedge accounting treatment under FAS 133. Likewise, management regards operating cost per ASM including cash gain or loss on fuel derivatives as representative of the total operating expense per ASM the Company would have shown if it did qualify for fuel hedge accounting treatment under FAS 133.